CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Arrow Investments Trust and to the use of our report dated September 27, 2012 on the financial statements and financial highlights of the Arrow DWA Balanced Fund, the Arrow DWA Tactical Fund, the Arrow Alternative Solutions Fund, the Arrow Managed Futures Strategy Fund, and the Arrow Commodity Strategy Fund, each a series of shares of beneficial interest in the Arrow Investments Trust.  Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

November 27, 2012